As filed with the Securities and Exchange Commission on October 14, 2022

Registration No. 333-170597
Registration No. 333-119597
Registration No. 333-108155

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT

NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-170597
NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-119597
NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-108155

UNDER
THE SECURITIES ACT OF 1933

TransGlobe Energy Corporation
(Exact name of registrant as specified in its charter)
Alberta, Canada	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Suite 900, 444 5th Avenue SW
Calgary, Alberta
Canada T2P 2T8
(403) 264-9888
(Address of principal executive offices, including zip code)

TRANSGLOBE ENERGY CORPORATION AMENDED AND RESTATED STOCK OPTION PLAN EFFECTIVE MAY 9, 2007
TRANSGLOBE ENERGY CORPORATION AMENDED AND RESTATED STOCK OPTION PLAN EFFECTIVE MAY 26, 2004
TRANSGLOBE ENERGY CORPORATION STOCK OPTION PLAN
(Full title of the plans)

Ronald Y. Bain
Vice President
c/o VAALCO Energy, Inc.
9800 Richmond Avenue
Suite 700
Houston, TX 77042
(Name and address of agent for service)

(713) 623-0801
(Telephone number, including area code, of agent for service)

Copies to:
John R. Ablan
Mayer Brown LLP
71 S. Wacker Drive
Chicago, IL 60606
 Tel: (312) 782-0600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments relate to the following registration statements on Form S-8 (collectively, the “Registration Statements”) filed by TransGlobe Energy Corporation, a corporation organized under the laws of Alberta, Canada (“TransGlobe”) with the Securities and Exchange Commission (the “SEC”):

●
File No. 333-170597, filed with the SEC on November 12, 2010  registering 5,885,622 common shares of TransGlobe, no par value (“Common Shares”), reserved for issuance pursuant to the TransGlobe Energy Corporation Amended and Restated Stock Option Plan Effective May 9, 2007;

●
File No. 333-119597, filed with the SEC on October 7, 2004, registering 5,409,643 Common Shares reserved for issuance pursuant to the TransGlobe Energy Corporation Amended And Restated Stock Option Plan Effective May 26, 2004; and

●	File No. 333-108155, filed with the SEC on August 22, 2003, registering 7,103,580 Common Shares reserved for issuance pursuant to the TransGlobe Energy Corporation Stock Option Plan;

On October 13, 2022, pursuant to that certain Arrangement Agreement (the “Arrangement Agreement”), dated as of July 13, 2022, by and among TransGlobe, VAALCO Energy, Inc., a Delaware corporation (“VAALCO”) and VAALCO Energy Canada ULC, an Alberta unlimited liability company (“AcquireCo”), to effect, among other things, the acquisition by AcquireCo of all of TransGlobe’s outstanding Common Shares under a plan of arrangement under the Business Corporations Act (Alberta), TransGlobe became a direct wholly-owned subsidiary of AcquireCo and an indirect wholly-owned subsidiary of VAALCO.

As a result of the completion of the transactions contemplated by the Arrangement Agreement, TransGlobe has terminated all offerings of securities pursuant to the Registration Statements. Accordingly, TransGlobe hereby terminates the effectiveness of the Registration Statements and, in accordance with an undertaking made by TransGlobe in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, TransGlobe hereby removes from registration any and all of such securities that had been registered for issuance but remain unsold under the Registration Statements as of the date hereof, if any. The Registration Statements are hereby amended to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the post-effective amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, Country of United States, on October 14, 2022.

TRANSGLOBE ENERGY CORPORATION

By:	/s/ Ronald Y. Bain
	Name:	Ronald Y. Bain
	Title:	Vice President

Note: No other person is required to sign the post-effective amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.